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                                                                   EXHIBIT 10.7C

                            SETTLEMENT AGREEMENT AND
                        FULL AND FINAL RELEASE OF CLAIMS

         This Settlement Agreement and Full and Final Release of Claims ("Agreement") is made and entered into between Michael L. Reiff ("Mr. Reiff" or "Employee") and Verilink Corporation ("Verilink" or "the Company").

         1. SEVERANCE. Mr. Reiff and Verilink have agreed to end their employment relationship in a manner such that Mr. Reiff's employment with Verilink terminated effective October 8, 2001 ("Effective Separation Date").

         2. CONSIDERATION. In consideration of Mr. Reiff's decision to enter into this Agreement, Verilink will provide Mr. Reiff with the following:

                  (a) The forgiveness, cancellation and release of the principal and interest on the remaining $150,000 owed by Mr. Reiff to Verilink pursuant to the "additional loan" of $300,000 described in paragraph 9 of the letter between Mr. Reiff and Verilink dated October 25, 1999. Verilink will reimburse Mr. Reiff up to $65,280 for tax liabilities resulting from such forgiveness, cancellation and release of the remaining $150,000 of the "additional loan" amount. Any additional tax liability resulting from Verilink's payment of the tax liability on the remaining $150,000 will be Mr. Reiff's sole responsibility. If Mr. Reiff chooses, Verilink will deduct the amount for any additional tax liability from the salary continuation payments outlined in paragraph 2(e) below. The deductions will be made in equal installments from each salary continuation payment outlined therein.

                  (b) Mr. Reiff agrees to assign or convey in total to Verilink his interest in the property referenced in paragraph 8 of the October 25, 1999 letter. Mr. Reiff further agrees to cooperate with Verilink and its legal representatives, to execute and deliver such other documents and instruments, and to do such other acts and things, all as may necessary or appropriate to effect this conveyance of the property to Verilink, now and in the future. Verilink will accept the conveyance of this property as full satisfaction of the principal owed by Mr. Reiff to Verilink pursuant to the "housing assistance loan" described in paragraph 8 of the letter.

                  (c) Mr. Reiff will be covered under Verilink's "Directors & Officers" insurance policy in accordance with the terms of that policy.

         Whether or not Mr. Reiff executes this Agreement, Verilink will provide Mr. Reiff with the following:

                  (d) The forgiveness, cancellation and release of the principal and interest on the first $150,000 owed by Mr. Reiff to Verilink pursuant to the "additional loan" of $300,000 described in paragraph 9 of the letter between Mr. Reiff and Verilink dated October 25, 1999. Verilink will reimburse Mr. Reiff for any tax liability resulting from such forgiveness, cancellation and release of the first $150,000 of the "additional loan" amount.


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                  (e)      The continuation of his current salary for a period
of one (1) year from Mr. Reiff's Effective Separation Date. In the alternative, Verilink may choose, after December 31, 2001, to pay Mr. Reiff a lump sum payment equal to the outstanding balance of his remaining salary. All such payments are subject to applicable legal withholdings.

                  (f) The payment of COBRA premiums for continuation of the coverage currently in effect for Mr. Reiff and Mr. Reiff's covered dependents under the medical, dental and vision plans for a period of one (1) year from his Effective Separation Date, if Mr. Reiff so elects COBRA continuation within the applicable period.

                  (g) The payment of 5% of his base salary in lieu of other executive benefits he would have received for one (1) year. This amount will be paid in equal installments over 12 months following the Effective Separation Date.

                  (h) The payment of Mr. Reiff's car allowance of $850 per month for one year. This amount will be paid in equal installments over 12 months following the Effective Separation Date.

                  (i) The payment of any costs associated with converting Mr. Reiff's life insurance policy to a term life policy for one (1) year.

                  (j) The right to exercise any vested stock options for a period of three (3) months following Mr. Reiff's Effective Separation Date, pursuant to Verilink's current Stock Option Plan.

                  (k) The payment of any accrued, but unused, paid-time-off as soon as administratively feasible after his Effective Separation Date or within a reasonable period after this Agreement becomes binding and effective, whichever is later. All such payments are subject to the applicable legal withholdings. Mr. Reiff will not continue to accrue paid-time-off after the Effective Separation Date.

         3. NO OBLIGATION. Mr. Reiff agrees and understands that the consideration described in Paragraph 2(a, 2(b) and 2(c) above is not required by Verilink's policies and procedures or by any prior agreement between Verilink and Mr. Reiff.

         4. FULL AND FINAL RELEASE. In consideration of the payments being provided to him above, Mr. Reiff, for himself, his attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges Verilink, all subsidiary and/or affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as "Verilink"), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the effective date of this Agreement. Specifically


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included in this waiver and release are, among other things, any and all claims for severance pay benefits under the Employee Retirement Income Security Act of 1974 (ERISA), any and all claims of alleged employment discrimination, either as a result of the separation of Mr. Reiff's employment, or otherwise, under the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act; Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud, or any other unlawful behavior, the existence of which is specifically denied by Verilink.

         Nothing in this Agreement and Release, however, is intended to waive Mr. Reiff's entitlement to vested benefits under any pension or 401(k) plan or other benefit plan provided by Verilink. Nor does this release waive any right Mr. Reiff may have to challenge the validity of this Agreement and Release with the Equal Employment Opportunity Commission ("EEOC") with respect to any claim arising under the Age Discrimination in Employment Act. Finally, the above release does not waive claims that Mr. Reiff could make, if available, for unemployment or workers' compensation.

         5. NO OTHER CLAIMS. Mr. Reiff represents that he has not filed, nor assigned to others the right to file, nor are there pending, any complaints, charges or lawsuits against Verilink with any governmental agency or any court, and that he will not file, nor assign to others the right to file, or make any further claims against Verilink at any time for actions or omissions covered by the release in Paragraph 4 above. Nothing in this Agreement, however, prohibits Mr. Reiff from filing a charge or complaint with the EEOC with respect to any claim arising under the Age Discrimination in Employment Act. Verilink represents that it has not assigned or transferred any claim it may have against Mr. Reiff that it is hereby releasing, nor has Verilink attempted to do so.

         6.       OWNERSHIP AND PROTECTION OF PROPRIETARY INFORMATION.

                  (a) Confidentiality. All Confidential Information and Trade Secrets, as defined below, and all physical embodiments thereof received or developed by Mr. Reiff while employed by Verilink are confidential to and are and will remain the sole and exclusive property of Verilink. Mr. Reiff will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by Mr. Reiff to lose its character or cease to qualify as Confidential Information or Trade Secrets.

                           (i)      "Confidential Information" means data and
information relating to the Business of the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to Mr. Reiff or of which Mr. Reiff became aware as a consequence of or through


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his employment relationship with Verilink and which has value to Verilink and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by Verilink (except where such public disclosure has been made by Mr. Reiff without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

                           (ii)     "Trade Secrets" means information including,
but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

                  (b) Return of Company Property. Mr. Reiff will promptly deliver to Verilink all property belonging to Verilink, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in Mr. Reiff's custody, control or possession.

                  (c) Survival. The covenants of confidentiality set forth in this Paragraph will apply as of the date Mr. Reiff executes this Agreement to any Confidential Information and Trade Secrets previously disclosed by Verilink or developed by Mr. Reiff during the course of his employment with Verilink. The covenants restricting the use of Confidential Information will continue and be maintained by Mr. Reiff for a period of two (2) years following the date of execution of this Agreement. The covenants restricting the use of Trade Secrets will continue and be maintained by Mr. Reiff following execution of this Agreement for so long as permitted by the Alabama law.

         7.       AGREEMENT NOT TO SOLICIT CUSTOMERS OR EMPLOYEES.

                  (a) Agreement Not to Solicit Customers or Consultants. Mr. Reiff agrees that beginning immediately and continuing for a period of one year from his Effective Separation Date, he will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, (1) solicit, divert, or appropriate or attempt to solicit, divert, or appropriate to any third party, any individual or entity which was an actual or actively sought prospective client, customer, or consultant of Verilink (determined at the date Mr. Reiff was last employed by Verilink and continuing for a period of one year from his Effective Separation Date ) and with whom Mr. Reiff had material contact during Mr. Reiff's term of employment with Verilink; or (2) interfere in any way with Verilink's business relationship with any person or entity.

                  (b) Agreement Not to Solicit Employees. Mr. Reiff agrees that beginning immediately, and continuing for a period of one year from his Effective Separation Date, he will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit, divert or hire, or attempt to solicit, divert or hire, any person employed by Verilink, and


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whom Mr. Reiff supervised, either directly or indirectly, or hired on behalf of
Verilink, whether or not such employee is a full-time employee or a temporary employee of Verilink and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

         8. NON-DISPARAGEMENT. Mr. Reiff agrees that he has not and will not make statements to clients, customers and suppliers of Verilink or to other members of the public that are in any way disparaging or negative towards Verilink, Verilink's products or services, or Verilink's representatives or employees. Verilink agrees to use reasonable efforts to prevent its employees and representatives from making or issuing any statements that are negative or disparaging towards Mr. Reiff or the termination of his employment.

         9. NON-ADMISSION OF LIABILITY OR WRONGFUL CONDUCT. This Agreement shall not be construed as an admission by Verilink or by Mr. Reiff of any liability or acts of wrongdoing or discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or discrimination.

         10. COMPLETE TERMINATION OF EMPLOYMENT RELATIONSHIP. Except as set forth above, Mr. Reiff and Verilink agree as a matter of intent that, except for vested pension benefits, if any, this Agreement terminates all aspects of the relationship between them for all time and that Mr. Reiff will not represent himself as an officer or employee of Verilink after the Effective Separation Date. Mr. Reiff therefore acknowledges that he does not and will not seek reinstatement, future employment, or return to active employee status with Verilink or any subsidiary or affiliated company. Mr. Reiff further acknowledges that neither Verilink nor any subsidiary or affiliated company shall be under any obligation whatsoever to consider him for reinstatement, employment, re-employment, consulting or other similar status at any time. This provision will not preclude Mr. Reiff from contracting with Verilink on behalf of another company that has employed him. It also will not preclude Verilink in the future from considering Mr. Reiff for a position, either upon request or otherwise, although Verilink cannot be compelled to consider Mr. Reiff for or to provide Mr. Reiff with any position at any time.

         11. CONFIDENTIALITY. The nature and terms of this Agreement are strictly confidential and they have not been and shall not be disclosed by Mr. Reiff at any time to any person other than his lawyer, his accountant, or his immediate family, who shall be informed of and bound by this confidentiality clause, without the prior written consent of an officer of Verilink, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or pursuant to court order after reasonable notice to Verilink.

         12. AGE DISCRIMINATION IN EMPLOYMENT ACT. Employee hereby acknowledges and agrees that this Agreement and the termination of Employee's employment are in compliance with the Age Discrimination in Employment Act and the Older Workers' Benefit Protection Act and that the releases set forth in this Agreement shall be applicable,


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without limitation, to any claims brought under these Acts. Employee further acknowledges and agrees that:

                  (a) The release given by Employee in this Agreement is given solely in exchange for the consideration set forth in Paragraphs 2(a), 2(b) and 2(c) of this Agreement and such consideration is in addition to anything of value which Employee was entitled to receive prior to entering into this Agreement;

                  (b) By entering into this Agreement, Employee does not waive rights or claims that may arise after the date this Agreement is executed;

                  (c) Employee has been advised to consult an attorney prior to entering into this Agreement, and this provision of this Agreement satisfies the requirement of the Older Workers' Benefit Protection Act that Employee be so advised in writing;

                  (d) Employee has been offered forty-five (45) days from receipt of this Agreement on October 8, 2001 within which to consider this Agreement; and

                  (e) For a period of seven (7) days following execution of this Agreement, the Employee or the Company may revoke this Agreement, and this Agreement shall not become effective or enforceable until such seven (7)-day period has expired.

         13. CLASS OF EMPLOYEES OFFERED SEPARATION AGREEMENT. The Company has offered this agreement to Employee as part of a reduction-in-force ("the Program"). The Company has decided to eliminate eighty-five (85) positions throughout the Company. Thus, the "Decisional Unit" for this reduction-in-force consists of all employees in the Company. All persons in the Decisional Unit are eligible for this Program. However, only those persons who are being terminated as part of this reduction-in-force have been selected for the Program. Attached to this Agreement as Attachment I is a list of ages and job titles of persons in the Decisional Unit who were and who were not selected for participation in the Program. Employee has forty-five (45) days to consider this Agreement. Once Employee signs this Agreement, either Employee or the Company then has seven (7) days to revoke this Agreement.

         14. GOVERNING LAW. This Agreement shall be interpreted under the laws of the State of Alabama, excluding any that mandate the use of another jurisdiction's laws.

         15. SEVERABILITY. The provisions of this Agreement are severable, and if any part of this Agreement except Paragraph 4 is found by a court of law to be unenforceable, the remainder of the Agreement will continue to be valid and effective. If Paragraph 4 is found by a court of competent jurisdiction to be unenforceable, the parties agree to seek a determination by the court as to the rights of the parties, including whether Mr. Reiff is entitled under those circumstances and the relevant law to retain the benefits paid to him under the Agreement.


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         16.      SOLE AND ENTIRE AGREEMENT. This Agreement sets forth the
entire agreement between the parties. Any prior agreements between or directly involving the parties to the Agreement are superseded by the terms of this Agreement and thus are rendered null and void. However, the following agreements remain intact and are incorporated herein by reference: (1) the October 25, 1999 letter agreement between the parties (executed on November 9, 1999), attached hereto as Attachment II; (2) the Employee Proprietary Information and Inventions Agreement (executed on November 24, 1999), attached hereto as Attachment III; and (3) any non-compete agreements or other prior agreements between the parties related to inventions, business ideas, and confidentiality of corporate information.

         17. NO OTHER PROMISES. Mr. Reiff affirms that the only consideration for him signing this Agreement is that set forth in Paragraph 2(a), 2(b) and 2(c) that no other promise or agreement of any kind has been made to or with him by any person or entity to cause him to execute this document, and that he fully understands the meaning and intent of this Agreement, including, but not limited to, its final and binding effect.

         18. REMEDIES. Mr. Reiff agrees that the covenants and agreements contained in Sections 6 and 7 hereof are of the essence of this Agreement; that each such covenant is reasonable and necessary to protect and preserve the interests and properties of Verilink; that Mr. Reiff has access to and knowledge of Verilink's business and financial plans; that irreparable loss and damage will be suffered by Verilink should Mr. Reiff breach any such covenant and agreement; that each such covenant and agreement is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreement or any other provision or provisions of this Agreement; and that, in addition to other remedies available to it, Verilink shall be entitled to specific performance of this Agreement and to both temporary and permanent injunctions to prevent a breach or contemplated breach by Mr. Reiff of any of the covenants or agreements.

         19. ADVICE OF COUNSEL. Mr. Reiff acknowledges that he has been advised by Verilink to consult with an attorney in regard to this matter. He further acknowledges that he has been given forty-five (45) days from the time that he receives this Agreement on October 8, 2001, to consider whether to sign it. If Mr. Reiff has signed this Agreement before the end of this forty-five
(45) day period, it is because he freely chose to do so after carefully considering its terms. Finally, Mr. Reiff shall have seven (7) days from the date he signs this Agreement to change his mind and revoke the Agreement. If Mr. Reiff does not revoke this Agreement within seven days of his signing, this Agreement will become final and binding on the day following such seven-day period.

         20. SIGNATURE. The Agreement may be signed in counterpart and/or through the use of facsimile signatures without effecting its binding nature or effectiveness.


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         21.      LEGALLY BINDING AGREEMENT. Mr. Reiff understands and
acknowledges that (a) that this is a legally binding release; (b) that by signing this Agreement, he is hereafter barred from instituting claims against Verilink in the manner and to the extent set forth in Paragraph 4 and Paragraph 5 above; and (c) that this Agreement is final and binding.

            PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE
                        OF ALL KNOWN AND UNKNOWN CLAIMS.



Date: 11/20/2001                    /s/ Michael L. Reiff
      -----------------------       --------------------------------------------
                                    Michael L. Reiff



FOR: VERILINK CORPORATION



Date: 11/20/2001                    By: /s/ Graham G. Pattison
      -----------------------           ----------------------------------------
                                    Full Name:  Graham G. Pattison
                                    Title: President and Chief Executive Officer


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